PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 19 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                      Dated April 12, 2001
                                                                  Rule 424(b)(3)

                                  $31,069,978
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                       15% Reset PERQS due April 30, 2002
                          Mandatorily Exchangeable for
                Shares of Common Stock of QUALCOMM INCORPORATED

     Reset Performance Equity-linked Redemption Quarterly-pay SecuritiesSM
                               ("Reset PERQSSM")

The Reset PERQS will pay 15% interest per year but do not guarantee any return of principal at maturity. Instead, the Reset PERQS will pay at maturity a number of shares of Qualcomm common stock based on the closing prices of Qualcomm common stock on October 30, 2001 and at maturity, in each case subject to a cap price.

o The principal amount and issue price of each Reset PERQS is $26.50, which is just under one-half of the closing price of Qualcomm common stock on April 12, 2001, the day we offered the Reset PERQS for initial sale to the public.

o We will pay 15% interest (equivalent to $3.975 per year) on the $26.50 principal amount of each Reset PERQS. Interest will be paid quarterly, beginning July 30, 2001.

o At maturity you will receive shares of Qualcomm common stock in exchange for each Reset PERQS at an exchange ratio. The initial exchange ratio is one-half of a share of Qualcomm common stock per Reset PERQS. However, if the price of Qualcomm common stock appreciates above the first cap price for October 30, 2001 or the second cap price for April 26, 2002, the exchange ratio will be adjusted downward, and you will receive an amount of Qualcomm common stock per Reset PERQS that is less than one-half of a share.

o The first cap price is $65.72, or 123.91% of the closing price of Qualcomm common stock on April 12, 2001, the day we offered the Reset PERQS for initial sale to the public. If on October 30, 2001, the price of Qualcomm common stock is higher than the closing price of Qualcomm common stock on April 12, 2001, we will raise the cap price to 124% of the closing price of Qualcomm common stock on October 30, 2001. Otherwise the cap price will remain unchanged in the second period. The maximum you can receive at maturity is Qualcomm common stock worth $40.75 per Reset PERQS.

o Investing in Reset PERQS is not equivalent to investing in Qualcomm common stock.

o Qualcomm Incorporated is not involved in this offering of Reset PERQS in any way and will have no obligation of any kind with respect to the Reset PERQS.

o The Reset PERQS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the Reset PERQS is "RQU."

You should read the more detailed description of the Reset PERQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Reset PERQS."

The Reset PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------

                          PRICE $26.50 PER RESET PERQS

                            -----------------------


                                       Price           Agent's      Proceeds to
                                    to Public(1)     Commission   the Company(1)
                                 -----------------------------------------------
Per Reset PERQS.................       $26.50           $0.50         $26.00
Total...........................    $31,069,978       $586,226      $30,483,752

------------------
(1)  Plus accrued interest, if any, from the Original Issue Date.


                           MORGAN STANLEY DEAN WITTER

ADVEST, INC.                                           McDONALD INVESTMENTS INC.

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Reset PERQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The Reset PERQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the Reset PERQS is linked to the performance of Qualcomm Incorporated common stock, which we refer to as Qualcomm Stock. The Reset PERQS also provide fixed quarterly payments at an annual rate of 15% based on the principal amount of each Reset PERQS. Unlike ordinary debt securities, Reset PERQS do not guarantee the return of principal at maturity. Instead the Reset PERQS pay a number of shares of Qualcomm Stock at maturity based on the performance of this stock, either up or down, subject to a maximum value in each period. We may not redeem the Reset PERQS prior to maturity.

     "Performance Equity-linked Redemption Quarterly-pay Securities" and "PERQS" are our service marks.

Each Reset PERQS         We, Morgan Stanley Dean Witter & Co., are offering 15%
costs $26.50             Reset Performance Equity-linked Redemption Quarterly-
                         pay Securities(sm) due April 30, 2002, which we refer to as the Reset PERQS(sm). The principal amount and issue price of each Reset PERQS is $26.50, which is just under one-half of the closing price of Qualcomm
                         Stock on April 12, 2001, the day we offered the Reset
                         PERQS for initial sale to the public.

No guaranteed            Unlike ordinary debt securities, the Reset PERQS do not
return of principal      guarantee any return of principal at maturity.  Instead
                         the Reset PERQS will pay an amount of Qualcomm Stock based on the market price of Qualcomm Stock, either up or down, on October 30, 2001 and at maturity, in each case subject to a cap price. Investing in Reset PERQS is not equivalent to investing in Qualcomm Stock.

15% interest on the      We will pay interest on the Reset PERQS, at the rate of
principal amount         15% of the principal amount per year, quarterly on July
                         30, 2001, October 30, 2001, January 30, 2002 and April
                         30, 2002. The interest rate we pay on the Reset PERQS is more than the current dividend rate on Qualcomm
                         Stock. The Reset PERQS will mature on April 30, 2002.

Your appreciation        The appreciation potential of each Reset PERQS is
potential is capped     limited by the cap price. The cap price through October
                         30, 2001 is $65.72, or 123.91% of the closing price of Qualcomm Stock on the day we offer the Reset PERQS for initial sale to the public (the "First Cap Price").
                         The cap price thereafter until maturity (the "Second
                         Cap Price") will be the higher of 124% of the closing price of Qualcomm Stock on October 30, 2001 and the First Cap Price. The maximum you can receive at maturity is Qualcomm Stock worth $40.75 per Reset
                         PERQS.

Payout at maturity       At maturity, for each $26.50 principal amount of Reset
                         PERQS you hold, we will give to you a number of shares of Qualcomm Stock equal to the exchange ratio. The initial exchange ratio is one-half of a share of Qualcomm Stock per Reset PERQS and may be adjusted as follows:

                                           First Adjustment

                            The exchange ratio will be adjusted downward if the market price of Qualcomm Stock exceeds the First Cap Price on October 30, 2001.


                            The adjusted exchange ratio will be calculated as follows:

                            New Exchange    =     Initial Exchange  x                  First Cap Price
                                Ratio                   Ratio          ------------------------------------------------
                                                                       Qualcomm Stock closing price on October 30, 2001

                            If the market price of Qualcomm Stock on October 30, 2001 is the same as or less than the First Cap Price, we will not adjust the exchange ratio at that time.

                                           Second Adjustment

                            The exchange ratio may be adjusted downward again at maturity, but only if the market price of Qualcomm Stock at maturity exceeds the Second Cap Price. The second exchange ratio will then be calculated as follows:

                            Second Exchange   =    Existing Exchange  x               Second Cap Price
                                 Ratio                   Ratio           ----------------------------------------
                                                                         Qualcomm Stock closing price at maturity

                            If the market price of Qualcomm Stock at maturity is the same as or less than the Second Cap Price, we will not adjust the Exchange Ratio at maturity.

                         On the next page, we have provided a table titled "Hypothetical Payouts on the Reset PERQS." The table demonstrates the effect of these adjustments to the exchange ratio under a variety of hypothetical price scenarios. You should examine the table for examples of how the payout on the Reset PERQS could be affected under these or other potential price scenarios. This table does not show every situation that may occur.

                         You can review the historical prices of Qualcomm Stock in the "Historical Information" section of this pricing supplement.

                         During the life of the Reset PERQS, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, may also make adjustments to the effective exchange ratio to reflect the occurrence of certain corporate events that could affect the market price of Qualcomm Stock. You should read about these adjustments in the sections called "Description of Reset PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

MS & Co. will be the     We have appointed our affiliate, MS & Co., to act as
Calculation Agent        calculation agent for The Chase Manhattan Bank, the
                         trustee for our senior notes. As calculation agent, MS
                         & Co. will determine the exchange ratio and the cap prices and calculate the amount of Qualcomm Stock that you will receive at maturity.

No affiliation with      Qualcomm Incorporated is not an affiliate of ours and
Qualcomm Incorporated    is not involved with this offering in any way.  The
                         obligations represented by the Reset PERQS are obligations of Morgan Stanley Dean Witter & Co. and not of Qualcomm Incorporated.

Where you can find more The Reset PERQS are senior notes issued as part of our information on the Reset Series C medium-term note program. You can find a
PERQS general description of our Series C medium-term note program PERQS in the accompanying prospectus supplement dated January 24, 2001. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

                         For a detailed description of terms of the Reset PERQS, including the specific mechanics and timing of the exchange ratio adjustments, you should read the "Description of Reset PERQS" section in this pricing supplement. You should also read about some of the risks involved in investing in Reset PERQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity- linked notes such as the Reset PERQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Reset PERQS.

How to reach us          You may contact your local Morgan Stanley Dean Witter
                         branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (212) 761-4000).

                    HYPOTHETICAL PAYOUTS ON THE RESET PERQS

     For each Reset PERQS, the following table illustrates, for a range of First Period Closing Prices and Maturity Prices, any adjustments we would make to the Exchange Ratio and the Second Cap Price and the resulting payout at maturity and total return on each Reset PERQS.


                                                                                                                 Reset
                                                                                                                 PERQS
                                                                                                                 Payout at   Reset
              Issue                                                                                              Maturity    PERQs
              Price                                     First                                                     Based on Payout at
               per      Initial   Initial     First    Period    10/30/01     Second                 Exchange    Qualcomm  Maturity
Illustration  Reset    Qualcomm   Exchange     Cap     Closing   exchange       Cap      Maturity    Ratio at    Stock     plus 15%
   Number     PERQS   Stock Price  Ratio      Price    Price(1)    Ratio       Price     Price(1)    Maturity    Price     Coupon
------------ -------  ----------- --------    ------  ---------  --------   ---------   ---------   ---------   ----------  --------
    1         $26.50     $53.04     0.50000   $65.72   $40.0000   0.50000    $65.7200    $30.0000    0.50000      $15.00     $19.11
    2         $26.50     $53.04     0.50000   $65.72   $40.0000   0.50000    $65.7200    $55.0000    0.50000      $27.50     $31.61
    3         $26.50     $53.04     0.50000   $65.72   $40.0000   0.50000    $65.7200   $100.0000    0.32860      $32.86     $36.97
    4         $26.50     $53.04     0.50000   $65.72   $60.0000   0.50000    $74.4000    $40.0000    0.50000      $20.00     $24.11
    5         $26.50     $53.04     0.50000   $65.72   $60.0000   0.50000    $74.4000    $65.0000    0.50000      $32.50     $36.61
    6         $26.50     $53.04     0.50000   $65.72   $60.0000   0.50000    $74.4000   $110.0000    0.33818      $37.20     $41.31
    7         $26.50     $53.04     0.50000   $65.72  $100.0000   0.32860   $124.0000    $40.0000    0.32860      $13.14     $17.25
    8         $26.50     $53.04     0.50000   $65.72  $100.0000   0.32860   $124.0000   $115.0000    0.32860      $37.79     $41.90
    9         $26.50     $53.04     0.50000   $65.72  $100.0000   0.32860   $124.0000   $150.0000    0.27164      $40.75     $44.86
    10        $26.50     $53.04     0.50000   $65.72   $65.7200   0.50000    $81.4928    $81.4920    0.50000      $40.75     $44.86
                                                 /\                             /\                                   /\
                                                 |                              |                                    |
                                              123.91%                     Greater of (x)                         Maturity
                                            of Initial                    124% of First                         Price times
                                             Qualcomm                    Period Closing                           Adjusted
                                            Stock Price                  Price and (y)                            Exchange
                                                                         First Cap Price                           Ratio

     The above table illustrates an important feature of the Reset PERQS - the payout at maturity is not determined merely by the price of Qualcomm Stock at maturity, but will depend on the timing and magnitude of changes in the price of Qualcomm Stock. For example, in both the fourth and seventh illustrations shown above, the Maturity Price is $40.00, but in the seventh illustration the
Payout at Maturity is $17.25 compared to $24.11 in the fourth illustration. The difference in the seventh illustration arises because the First Period Closing Price exceeded the First Cap Price, resulting in a downward adjustment in the First Exchange Ratio.
Similarly, in both the ninth and tenth illustrations, the Payout at Maturity is $44.86, but in the ninth illustration, the Maturity
Price had to equal or exceed $124 to produce that payout, while in the tenth illustration, a Maturity Price of only $81.4928 was required.

-------------------
1.   The First Period Closing Price and the Maturity Price do not include any dividend payments that may have been paid to holders of Qualcomm Stock.



                                  RISK FACTORS

     The Reset PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Qualcomm Stock, there is no guaranteed return of principal. Investing in Reset PERQS is not equivalent to investing directly in Qualcomm Stock. This section describes the most significant risks relating to the Reset PERQS. You should carefully consider whether the Reset PERQS are suited to your particular circumstances before you decide to purchase them.

Reset PERQS Are Not      The Reset PERQS combine features of equity and debt.
Ordinary Senior Notes -- The terms of the Reset PERQS differ from those of
No Guaranteed Return of  ordinary debt securities in that we will not pay you a
Principal                fixed amount at maturity. Our payout to you at maturity
                         will be a number of shares of Qualcomm Stock based on the market price of Qualcomm Stock on October 30, 2001 and at maturity. If the final market price of Qualcomm
                         Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at October 30, 2001, we will pay you an amount of Qualcomm Stock with a value less than the principal amount of the Reset PERQS. See
                         "Hypothetical Payouts on the Reset PERQS" above.

Your Appreciation        The appreciation potential of the Reset PERQS is
Potential Is Limited     limited because of the cap prices. Even though the
                         $26.50 issue price of one Reset PERQS is just under today's market price of one share of Qualcomm Stock multiplied by the initial exchange ratio, you may receive a lesser fractional amount of Qualcomm Stock per Reset PERQS at maturity if the initial exchange ratio of one-half of a share has been adjusted downwards. If the price of Qualcomm Stock appreciates above both the cap price for October 30, 2001 and the cap price for April 26, 2002, the initial exchange ratio of one-half of a share of Qualcomm Stock per Reset PERQS will be reduced twice.

                         The exchange ratio and the final market price of Qualcomm Stock at maturity will be determined on April 26, 2002, which is two trading days prior to maturity of the Reset PERQS. If the price of Qualcomm Stock is lower on the actual maturity date than it was on April 26, 2002, the value of any Qualcomm Stock you receive will be less. Under no circumstances will you receive an amount of Qualcomm Stock for each Reset PERQS worth more than $40.75 as of such second scheduled trading day prior to maturity.

Secondary Trading        There may be little or no secondary market for the
May Be Limited           Reset PERQS.  Although the Reset PERQS have been
                         approved for listing on the American Stock Exchange
                         LLC, which we refer to as the AMEX, it is not possible to predict whether the Reset PERQS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                         currently intends to act as a market maker for Reset
                         PERQS but is not required to do so.

Market Price of the      Several factors, many of which are beyond our control,
Reset PERQS Influenced   will influence the value of the Reset PERQS. We expect
by Many Unpredictable    that generally the market price of Qualcomm Stock on
Factors                  any day will affect the value of the Reset PERQS more
                         than any other single factor. Because adjustments to the exchange ratio for the Reset PERQS are tied to the closing stock prices on two specific days, however, the Reset PERQS may trade differently from Qualcomm
                         Stock. Other factors that may influence the value of the Reset PERQS include:

                         o the volatility (frequency and magnitude of changes in price) of Qualcomm Stock

                        o   the dividend rate on Qualcomm Stock

                         o economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Qualcomm Stock

                         o  interest and yield rates in the market

                         o  the time remaining to the maturity of the Reset
                            PERQS

                         o  our creditworthiness

                         Some or all of these factors will influence the price you will receive if you sell your Reset PERQS prior to maturity. For example, you may have to sell your Reset PERQS at a substantial discount from the principal amount if the market price of Qualcomm Stock is at, below, or not sufficiently above the initial market price.

                         You cannot predict the future performance of Qualcomm Stock based on its historical performance. The price of Qualcomm Stock may decrease so that you will receive at maturity shares of Qualcomm Stock worth less than the principal amount of the Reset PERQS. We cannot guarantee that the price of Qualcomm Stock will increase so that you will receive at maturity an amount in excess of the principal amount of the Reset PERQS.

No Affiliation with      We are not affiliated with Qualcomm Incorporated.
Qualcomm Incorporated    Although we do not have any Qualcomm Incorporated
                         non-public information about as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Qualcomm Incorporated, including extending loans to, or making equity investments in, Qualcomm Incorporated or providing advisory services to Qualcomm
                         Incorporated, including merger and acquisition advisory services. Moreover, we have no ability to control or predict the actions of Qualcomm
                         Incorporated, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Qualcomm
                         Incorporated is not involved in the offering of the Reset PERQS in any way and has no obligation to consider your interest as an owner of Reset PERQS in taking any corporate actions that might affect the value of your Reset PERQS. None of the money you pay for the Reset PERQS will go to Qualcomm Incorporated.

You Have No              As an owner of Reset PERQS, you will not have voting
Shareholder Rights       rights or rights to receive dividends or other
                         distributions or any other rights with respect to Qualcomm Stock.

The Antidilution         MS & Co., as calculation agent, will adjust the amount
Adjustments We Are       payable at maturity for certain events affecting
Required to Make Do Not  Qualcomm Stock, such as stock splits and stock
Cover Every Corporate    dividends, and certain other corporate actions
Event that Can Affect    involving Qualcomm Incorporated, such as mergers.
Qualcomm Stock           However, the calculation agent is not required to make
                         an adjustment for every corporate event that can affect Qualcomm Stock. For example, the calculation agent is not required to make any adjustments if Qualcomm Incorporated or anyone else makes a partial tender or partial exchange offer for Qualcomm Stock.
                         If an event occurs that does not require the calculation agent to adjust the amount of Qualcomm
                         Stock payable at maturity, the market price of the Reset PERQS may be materially and adversely affected.

Adverse Economic         As calculation agent, our affiliate MS & Co. will
Interests of the         calculate the payout to you at maturity of the Reset
Calculation Agent and    PERQS. MS & Co. and other affiliates may also carry
Its Affiliates May       out hedging activities related to the Reset PERQS or
Influence Determinations to other instruments, including trading in Qualcomm
                         Stock as well as in other instruments related to Qualcomm Stock. MS & Co. and some of our other subsidiaries also trade Qualcomm Stock and other financial instruments related to Qualcomm Stock on a regular basis as part of their general broker dealer and other businesses. Any of these activities could influence MS & Co.'s determination of adjustments made to the Reset PERQS and any such trading activity could potentially affect the price of Qualcomm Stock and, accordingly, could affect your payout on the Reset
                         PERQS.

Because the              You should also consider the tax consequences of
Characterization of the investing in the Reset PERQS. There is no direct legal Reset PERQS for Federal authority as to the proper tax treatment of the Reset
Income Tax Purposes      PERQS, and therefore significant aspects of the tax
Is Uncertain, the        treatment of the Reset PERQS are uncertain. Pursuant
Material Federal Income  to the terms of the Reset PERQS, MSDW and you agree to
Tax Consequences of an   treat a Reset PERQS as an investment unit consisting
Investment in the Reset  of (i) a forward contract pursuant to which you agree
PERQS Are Uncertain      to purchase Qualcomm Stock from us at maturity and
                         (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract, as described in "Description of Reset PERQS--United
                         States Federal Income Taxation--General." If the
                         Internal Revenue Service were successful in asserting an alternative characterization for the Reset PERQS, the timing and character of income on the Reset PERQS and your basis for Qualcomm Stock received in exchange for the Reset PERQS may differ. We do not plan to request a ruling from the Internal Revenue Service
                         (the "IRS") regarding the tax treatment of the Reset
                         PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.
                         Please read carefully the section "Description of Reset PERQS--United States Federal Income Taxation" in this pricing supplement.

                           DESCRIPTION OF RESET PERQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Reset PERQS" refers to each $26.50 principal amount of our 15% Reset PERQS due April 30, 2002, Mandatorily Exchangeable for Shares of Common Stock of Qualcomm Incorporated In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount............................     $31,069,978

Maturity Date...............................     April 30, 2002

Interest Rate...............................     15% per annum (equivalent to $3.975 per annum per Reset
                                                 PERQS)

Interest Payment Dates......................     July 30, 2001, October 30, 2001, January 30, 2002 and April 30,
                                                 2002.

Record Date.................................     The Record Date for each Interest Payment Date, including the
                                                 Maturity Date, will be the date 15 calendar days prior to such
                                                 Interest Payment Date, whether or not that date is a Business Day.

Specified Currency..........................     U.S. Dollars

Issue Price.................................     $26.50 per Reset PERQS

Initial Qualcomm Stock Price................     $53.04

Original Issue Date (Settlement Date).......     April 18, 2001

CUSIP.......................................     61744Y629

Denominations...............................     $26.50 and integral multiples thereof

First Cap Price.............................     $65.72 (123.91% of the Initial Qualcomm Stock Price)

First Determination Date....................     October 30, 2001 (or if such date is not a Trading Day on which no
                                                 Market Disruption Event occurs, the immediately succeeding
                                                 Trading Day on which no Market Disruption Event occurs).

First Period Closing Price..................     First Period Closing Price means the product of (i) the Market
                                                 Price of one share of Qualcomm Stock and (ii) the Exchange
                                                 Factor, each determined as of the First Determination Date.

Second Cap Price............................     Second Cap Price means the greater of (x) 124% of the First Period
                                                 Closing Price and (y) the First Cap Price.  See "Exchange at
                                                 Maturity" below.

Maturity Price..............................     Maturity Price means the product of (i) the Market Price of one share of Qualcomm Stock and (ii) the Exchange Factor, each determined as of the second scheduled Trading Day immediately prior to maturity.

Exchange at Maturity........................     At maturity, upon delivery of each Reset PERQS to the Trustee, we will apply each $26.50 principal amount of such Reset PERQS as



                                                        PS-9



                                                 payment for a number of shares of Qualcomm Stock at the Exchange
                                                 Ratio. The Exchange Ratio, initially set at .5, is subject to adjustment on the First Determination Date and at maturity in order to cap the value of Qualcomm Stock to be received upon delivery of the Reset PERQS at $40.75 per Reset PERQS (153.77% of the Issue
                                                 Price). Solely for purposes of adjustment upon the occurrence of certain corporate events, the number of shares of Qualcomm Stock to be delivered at maturity will also be adjusted by an Exchange
                                                 Factor, initially set at 1.0. See "Exchange Factor" and
                                                 "Antidilution Adjustments" below.

                                                 If the First Period Closing Price is less than or equal to the
                                                 First Cap Price, no adjustment to the Exchange Ratio will be made at such time. If the First Period Closing Price exceeds the First
                                                 Cap Price, the Exchange Ratio will be adjusted so that the new
                                                 Exchange Ratio will equal the product of (i) the existing Exchange
                                                 Ratio and (ii) a fraction the numerator of which will be the First
                                                 Cap Price and the denominator of which will be the First Period
                                                 Closing Price. In addition, on the First Determination Date, the
                                                 Calculation Agent will establish the "Second Cap Price," which will be equal to the greater of (x) 124% of the First Period Closing
                                                 Price and (y) the First Cap Price. Notice of the Second Cap Price
                                                 and of any such adjustment to the Exchange Ratio shall promptly be sent by first-class mail to The Depository Trust Company, New York,
                                                 New York (the "Depositary"). If the Maturity Price is less than or equal to the Second Cap Price, no further adjustment to the
                                                 Exchange Ratio will be made. If the Maturity Price exceeds the
                                                 Second Cap Price, the then existing Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the Second Cap Price and the denominator of which will be the Maturity Price. Please review each example in the table called
                                                 "Hypothetical Payouts on the Reset PERQS" on PS-5.

                                                 All calculations with respect to the Exchange Ratios for the Reset
                                                 PERQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g., .876545 would be rounded to .87655); all calculations with respect to the Second Cap Price will be rounded to the nearest ten-thousandth, with five one-
                                                 hundred-thousandths rounded upwards (e.g., $12.34565 would be rounded to $12.3457); and all dollar amounts related to payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                                 We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to
                                                 10:30 a.m. on the Trading Day immediately prior to maturity of the
                                                 Reset PERQS, of the amount of Qualcomm Stock to be delivered with respect to each $26.50 principal amount of the Reset PERQS and (ii)
                                                 deliver such shares of Qualcomm Stock (and cash in respect of interest and any fractional shares of Qualcomm Stock) to the
                                                 Trustee for delivery to the holders. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the
                                                 Reset PERQS and calculate the Exchange Factor.


                                                       PS-10


No Fractional Shares........................     Upon delivery of the Reset PERQS to the Trustee at maturity
                                                 (including as a result of acceleration under the terms of the senior indenture), we will deliver the aggregate number of shares of
                                                 Qualcomm Stock due with respect to all of such Reset PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of Qualcomm Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of
                                                 Qualcomm Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the Reset
                                                 PERQS.

Exchange Factor.............................     The Exchange Factor will be set initially at 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting Qualcomm Stock through and including the second
                                                 scheduled Trading Day immediately prior to maturity.  See
                                                 "Antidilution Adjustments" below.

Market Price................................     If Qualcomm Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC
                                                 Bulletin Board Service ("OTC Bulletin Board") operated by the
                                                 National Association of Securities Dealers, Inc. (the "NASD"), the
                                                 Market Price for one share of Qualcomm Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange
                                                 Act"), on which Qualcomm Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Qualcomm Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq
                                                 National Market or OTC Bulletin Board on such day.  If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a
                                                 Market Disruption Event or otherwise, the Market Price for any
                                                 Trading Day shall be the mean, as determined by the Calculation
                                                 Agent, of the bid prices for Qualcomm Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the
                                                 Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  A "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board
                                                 Service" shall include any successor service thereto.

Trading Day.................................     A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile
                                                 Exchange and the Chicago Board of Options Exchange and in the
                                                 over-the-counter market for equity securities in the United States.


                                                       PS-11


Acceleration Event..........................     If on any date the product of the Market Price per share of
                                                 Qualcomm Stock and the Exchange Factor is less than $4.00, the maturity date of the Reset PERQS will be deemed to be accelerated to such date, and we will apply the $26.50 principal amount of each
                                                 Reset PERQS as payment for a number of shares of Qualcomm
                                                 Stock at the then current Exchange Ratio, as adjusted by the then current Exchange Factor.  See also "Antidilution Adjustments"
                                                 below.

Optional Redemption.........................     We will not redeem the Reset PERQS prior to the Maturity Date.

Book Entry Note or Certificated Note........     Book Entry

Senior Note or Subordinated Note............     Senior

Trustee.....................................     The Chase Manhattan Bank

Agent for the underwritten offering of
Reset PERQS.................................     MS & Co.

Calculation Agent...........................     MS & Co.

                                                 All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                                 Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the Reset PERQS, including with respect to certain determinations and judgments that the
                                                 Calculation Agent must make in making adjustments to the Exchange
                                                 Factor or other antidilution adjustments or determining any Market
                                                 Price or whether a Market Disruption Event has occurred. See
                                                 "Antidilution Adjustments" and "Market Disruption Event" below. MS
                                                 & Co. is obligated to carry out its duties and functions as
                                                 Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments....................     The Exchange Factor will be adjusted as follows:

                                                 1. If Qualcomm Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange
                                                 Factor will be adjusted to equal the product of the prior Exchange
                                                 Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Qualcomm Stock.

                                                 2. If Qualcomm Stock is subject (i) to a stock dividend (issuance of additional shares of Qualcomm Stock) that is given ratably to all holders of shares of Qualcomm Stock or (ii) to a distribution of Qualcomm Stock as a result of the triggering of any provision of the corporate charter of Qualcomm, then once the dividend has become effective and Qualcomm Stock is trading ex-dividend, the
                                                 Exchange Factor will be adjusted so that the new Exchange Factor


                                                       PS-12


                                                 shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Qualcomm Stock and (ii) the prior Exchange Factor.

                                                 3. There will be no adjustments to the Exchange Factor to reflect cash dividends or other distributions paid with respect to Qualcomm
                                                 Stock other than distributions described in clauses (i) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Qualcomm Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding
                                                 non-Extraordinary Dividend for Qualcomm Stock by an amount equal to at least 10% of the Market Price of Qualcomm Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such
                                                 Extraordinary Dividend (the "ex-dividend date"). If an
                                                 Extraordinary Dividend occurs with respect to Qualcomm Stock, the
                                                 Exchange Factor with respect to Qualcomm Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the
                                                 Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary
                                                 Dividend Amount" with respect to an Extraordinary Dividend for
                                                 Qualcomm Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non- Extraordinary Dividend for
                                                 Qualcomm Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an
                                                 Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Qualcomm
                                                 Stock described in clause (i) or clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (i) or clause (v) of paragraph 5, as applicable.

                                                 4. If Qualcomm issues rights or warrants to all holders of Qualcomm
                                                 Stock to subscribe for or purchase Qualcomm Stock at an exercise price per share less than the Market Price of Qualcomm Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Reset PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of
                                                 Qualcomm Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional


                                                       PS-13


                                                 shares of Qualcomm Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Qualcomm Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Qualcomm Stock which the aggregate offering price of the total number of shares of Qualcomm
                                                 Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                                 5. If (i) there occurs any reclassification or change of Qualcomm
                                                 Stock, including, without limitation, as a result of the issuance of any tracking stock by Qualcomm, (ii) Qualcomm or any surviving entity or subsequent surviving entity of Qualcomm (a "Qualcomm
                                                 Successor") has been subject to a merger, combination or
                                                 consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Qualcomm or any Qualcomm Successor with another corporation occurs (other than pursuant to clause (ii)
                                                 above), (iv) Qualcomm is liquidated, (v) Qualcomm issues to all of its shareholders equity securities of an issuer other than Qualcomm
                                                 (other than in a transaction described in clauses (ii), (iii) or
                                                 (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Qualcomm Stock (any such event in clauses (i) through
                                                 (vi) a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Reset PERQS will be adjusted to provide that each holder of Reset PERQS will receive at maturity, in respect of each $26.50 principal amount of each
                                                 Reset PERQS, securities, cash or any other assets distributed to holders of Qualcomm Stock in any such Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified share of Qualcomm Stock and, in the case of a Spin-off
                                                 Event, the share of Qualcomm Stock with respect to which the spun-off security was issued (collectively, the "Exchange
                                                 Property") in an amount with a value equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the
                                                 Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the Reorganization Event occurs prior to the First Determination Date, the First Period
                                                 Closing Price will mean the Transaction Value determined as of the
                                                 First Determination Date. Notwithstanding the above, if the
                                                 Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Reset PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Qualcomm Stock and holders will receive in lieu of any Qualcomm Stock and as liquidated damages in full satisfaction of MSDW's obligations under the Reset PERQS the product of (i) the Transaction Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next


                                                       PS-14


                                                 to occur of either the First Determination Date or the second scheduled Trading Day prior to maturity. If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of
                                                 Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Qualcomm Stock, as adjusted by the Exchange
                                                 Factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such
                                                 Reorganization Event, the market value, as determined by the
                                                 Calculation Agent, as of the date of receipt, of such Exchange
                                                 Property received for each share of Qualcomm Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event and
                                                 (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the
                                                 Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Qualcomm Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through
                                                 5.

                                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving
                                                 Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such
                                                 Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property,
                                                 Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                                 No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange
                                                 Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                                 No adjustments to the Exchange Factor or method of calculating the
                                                 Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of Qualcomm Stock, including, without limitation, a partial tender or exchange offer for Qualcomm Stock.

                                                 Notwithstanding the foregoing, the amount payable by us at maturity with respect to each Reset PERQS, determined as of the second scheduled Trading Day prior to maturity, will not


                                                       PS-15


                                                 under any circumstances exceed an amount of Qualcomm Stock having a market value of $40.75 as of such second scheduled Trading Day.

                                                 The Calculation Agent shall be solely responsible for the
                                                 determination and calculation of any adjustments to the Exchange
                                                 Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                                 The Calculation Agent will provide information as to any
                                                 adjustments to the Exchange Factor or to the method of calculating the amount payable upon exchange at maturity of the Reset PERQS in accordance with paragraph 5 above upon written request by any holder of the Reset PERQS.

Market Disruption Event.....................     "Market Disruption Event" means, with respect to Qualcomm
                                                 Stock:

                                                 (i) a suspension, absence or material limitation of trading of
                                                 Qualcomm Stock on the primary market for Qualcomm Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Qualcomm Stock as a result of which the reported trading prices for Qualcomm Stock during the last one-half hour preceding the closing of the principal trading session in such market are materially inaccurate; or the
                                                 suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Qualcomm
                                                 Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                                 (ii) a determination by the Calculation Agent in its sole
                                                 discretion that any event described in clause (i) above materially interfered with the ability of MSDW or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Reset PERQS.

                                                 For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a
                                                 Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A
                                                 (or any applicable rule or regulation enacted or promulgated by the
                                                 NYSE, any other self-regulatory organization or the Securities and
                                                 Exchange Commission (the "Commission") of similar scope as


                                                       PS-16


                                                 determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Qualcomm Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market,
                                                 (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Qualcomm Stock and (5) a
                                                 suspension, absence or material limitation of trading on the primary securities market on which options contracts related to
                                                 Qualcomm Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default..............     In case an event of default with respect to the Reset PERQS shall have occurred and be continuing, the amount declared due and payable per Reset PERQS upon any acceleration of the Reset
                                                 PERQS shall be determined by the Calculation Agent and shall be equal to the product of (i) the Market Price of Qualcomm Stock as of the date of such acceleration and (ii) the then current Exchange
                                                 Ratio adjusted as if such date were the second scheduled Trading
                                                 Day prior to maturity and, if such date occurs prior to the First
                                                 Determination Date, the First Determination Date.

Qualcomm Stock; Public Information..........     Qualcomm Incorporated licenses and receives royalty payments on its Code Division Multiple Access technology from major domestic and international telecommunications equipment suppliers and is a provider of wireless communications products, technologies and services.  Qualcomm Stock is registered under the Exchange Act.
                                                 Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public
                                                 reference facilities maintained by the Commission at Room 1024,
                                                 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional
                                                 Office located at Suite 1400, Citicorp Center, 500 West Madison
                                                 Street, Chicago, Illinois 60661 and at Seven World Trade Center,
                                                 13th Floor, New York, New York 10048, and copies of such
                                                 material can be obtained from the Public Reference Section of the
                                                 Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at
                                                 prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission's
                                                 Website is http://www.sec.gov.  Information provided to or filed with the Commission by Qualcomm pursuant to the Exchange Act can be located by reference to Commission file number 0-19528.
                                                 In addition, information regarding Qualcomm may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

                                                 This pricing supplement relates only to the Reset PERQS offered hereby and does not relate to Qualcomm Stock or other


                                                       PS-17


                                                 securities of Qualcomm. We have derived all disclosures contained in this pricing supplement regarding Qualcomm from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to
                                                 Qualcomm in connection with the offering of the Reset PERQS.
                                                 Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Qualcomm is accurate or complete.
                                                 Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Qualcomm Stock (and therefore the Initial Qualcomm Stock
                                                 Price, the First Cap Price, the Second Cap Price and the maximum appreciation amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Qualcomm could affect the value received at maturity with respect to the Reset PERQS and therefore the trading prices of the Reset PERQS.

                                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Qualcomm Stock.

                                                 We and/or our subsidiaries may presently or from time to time engage in business with Qualcomm, including extending loans to, or making equity investments in, Qualcomm or providing advisory services to Qualcomm, including merger and acquisition advisory services. In the course of such business, we and/or our
                                                 subsidiaries may acquire non-public information with respect to
                                                 Qualcomm and, in addition, one or more of our affiliates may publish research reports with respect to Qualcomm. The statement in the preceding sentence is not intended to affect the rights of holders of the Reset PERQS under the securities laws. As a prospective purchaser of a Reset PERQS, you should undertake an independent investigation of Qualcomm as in your judgment is appropriate to make an informed decision with respect to an investment in Qualcomm Stock.

Historical Information......................     The following table sets forth the high and low Market Price of
                                                 Qualcomm Stock during 1998, 1999, 2000 and 2001 through April
                                                 12, 2001.  The Market Price on April 12, 2001 was $53 1/25.  We
                                                 obtained the Market Prices listed below from Bloomberg Financial
                                                 Markets and we believe such information to be accurate.  You should not take the historical prices of Qualcomm Stock as an indication of future performance. The price of Qualcomm Stock may decrease so that you will receive at maturity shares of
                                                 Qualcomm Stock worth less than the principal amount of the Reset
                                                 PERQS.  We cannot give you any assurance that the price of
                                                 Qualcomm Stock will increase so that at maturity you will receive an amount in excess of the principal amount of the Reset PERQS.
                                                 Because your return is linked to the Market Price of Qualcomm
                                                 Stock on October 30, 2001 and April 26, 2002, there is no


                                                       PS-18


                                                 guaranteed return of principal. To the extent that the Maturity
                                                 Price of Qualcomm Stock is less than the Initial Qualcomm Stock
                                                 Price, or not sufficiently above the Initial Qualcomm Stock Price to compensate for a downward adjustment of the Exchange Ratio, if any, at October 30, 2001, and the shortfall is not offset by the coupon paid on the Reset PERQS, you will lose money on your investment.


                                                                                           High        Low
                                                                                           ----        ----
                                                 (CUSIP 747525103)
                                                 1998
                                                 First Quarter...................         6 83/85     5 5/8
                                                 Second Quarter..................         7 7/23      5 5/7
                                                 Third Quarter...................         8 6/29      5 13/64
                                                 Fourth Quarter..................         7 13/45     4 57/64

                                                 1999
                                                 First Quarter...................        15 35/64     6 53/57
                                                 Second Quarter..................        35 7/8      15 37/64
                                                 Third Quarter...................        48 13/32    34 55/64
                                                 Fourth Quarter..................       176 1/8      46 45/64

                                                 2000
                                                 First Quarter...................       179 5/16    110 9/16
                                                 Second Quarter..................       152 1/4      60
                                                 Third Quarter...................        77 1/2      53
                                                 Fourth Quarter..................       104 7/16     61 1/2

                                                 2001
                                                 First Quarter...................        86 13/16    48 1/8
                                                 Second Quarter (through April 12
                                                  2001.........................          53  1/25    45 3/4



                                                 Historical prices of Qualcomm Stock have been adjusted for a 4 for
                                                 1 stock split and a 2 for 1 stock split, which became effective in the fourth quarter of 1999 and the second quarter of 1999, respectively. Record holders of Qualcomm Stock as of September 11,
                                                 1998, each received a dividend of one share of common stock of Leap
                                                 Wireless International, Inc. for every 4 shares of Qualcomm Stock held by such shareholder as of that date.

                                                 We make no representation as to the amount of dividends, if any, that Qualcomm will pay in the future. In any event, as a holder of the Reset PERQS, you will not be entitled to receive dividends, if any, that may be payable on Qualcomm Stock.

Use of Proceeds and Hedging.................     The net proceeds we receive from the sale of the Reset PERQS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the Reset PERQS.  See also "Use of Proceeds" in the accompanying prospectus.

                                                 On the date of this pricing supplement, we, through our
                                                 subsidiaries or others, hedged our anticipated exposure in connection with the Reset PERQS by taking positions in Qualcomm
                                                 Stock and other instruments. Purchase activity could have
                                                 potentially increased the price of Qualcomm Stock, and therefore effectively have increased the level to which Qualcomm Stock must rise before you would receive at maturity an amount of


                                                       PS-19


                                                 Qualcomm Stock worth as much as or more than the principal amount of the Reset PERQS. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Reset PERQS, including on the First Determination Date, by purchasing and selling Qualcomm Stock, option contracts on Qualcomm Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activity. Although we have no reason to believe that our hedging activity will have a material impact on the price of Qualcomm Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities.

Supplemental Information Concerning
Plan of Distribution........................     Under the terms and subject to conditions contained in the U.S.
                                                 distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Reset PERQS set forth on the cover of this pricing supplement.  The Agent initially proposes to offer part of the Reset PERQS directly to the public at the public offering price set forth on the cover page of this pricing supplement and part to
                                                 Advest, Inc. and McDonald Investments Inc., the selling group, at a price that represents a concession not in excess of 2% of the principal amount of the Reset PERQS.  The Agent may allow, and those dealers may reallow, a concession not in excess of 2% of the principal amount of the Reset PERQS to certain other dealers.  We expect to deliver the Reset PERQS against payment therefor in
                                                 New York, New York on April 18 , 2001.  After the initial offering of the Reset PERQS, the Agent may vary the offering price and other selling terms from time to time.

                                                 In order to facilitate the offering of the Reset PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Reset PERQS or Qualcomm Stock.
                                                 Specifically, the Agent may sell more Reset PERQS than it is obligated to purchase in connection with the offering or may sell
                                                 Qualcomm Stock it does not own, creating a naked short position in the Reset PERQS or the Qualcomm Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the Reset PERQS or Qualcomm Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the
                                                 Reset PERQS or the Qualcomm Stock in the open market after pricing that could adversely affect investors who purchase in the offering.
                                                 As an additional means of facilitating the offering, the Agent may bid for, and purchase, Reset PERQS or Qualcomm Stock in the open market to stabilize the price of the Reset PERQS. Any of these activities may raise or maintain the market price of the Reset
                                                 PERQS above independent market levels or prevent or retard a decline in the market price of the Reset PERQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "Use of Proceeds and Hedging" above.


                                                       PS-20


ERISA Matters for Pension Plans
and Insurance Companies.....................     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security
                                                 Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the
                                                 Reset PERQS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                                 In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Dean Witter Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue
                                                 Code of 1986, as amended (the "Code") with respect to many Plans.
                                                 Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Reset PERQS are acquired by or with the assets of a Plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Reset
                                                 PERQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction"
                                                 rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Reset PERQS. Those class exemptions are
                                                 PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and
                                                 PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                                 Because we may be considered a party in interest with respect to many Plans, the Reset PERQS may not be purchased or held by any
                                                 Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset
                                                 Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or
                                                 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Reset PERQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.


                                                       PS-21




                                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the
                                                 Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Reset
                                                 PERQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under
                                                 PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                                 Purchasers of the Reset PERQS have exclusive responsibility for ensuring that their purchase and holding of the Reset PERQS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income Taxation.......     The following summary is based on the advice of Davis Polk &
                                                 Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial holders of the Reset PERQS purchasing the Reset PERQS at the Issue Price, who will hold the Reset
                                                 PERQS as capital assets within the meaning of Section 1221 of the
                                                 Code.  This summary is based on the Code, administrative
                                                 pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which
                                                 subsequent to the date of this pricing supplement may affect the tax consequences described herein.  This summary does not address all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S.
                                                 federal income tax laws (e.g., certain financial institutions, tax-
                                                 exempt organizations, dealers in options or securities, or persons who hold a Reset PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction).  As the law applicable to the U.S. federal income taxation of instruments such as the Reset PERQS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                                 General

                                                 Pursuant to the terms of the Reset PERQS, we and every holder of a
                                                 Reset PERQS agree (in the absence of an administrative
                                                 determination or judicial ruling to the contrary) to characterize a
                                                 Reset PERQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a contract (the
                                                 "Forward Contract") that requires the holder of the Reset PERQS to purchase, and us to sell, for an amount equal to $26.50 (the
                                                 "Forward Price"), Qualcomm Stock at maturity (or, alternatively, upon an earlier redemption of the Reset PERQS), and (ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase Qualcomm


                                                       PS-22




                                                 Stock (the "Deposit"), which Deposit bears an annual yield of
                                                 6.676% per annum, which yield is based on our cost of borrowing.
                                                 Under this characterization, less than the full quarterly payments on the Reset PERQS will be attributable to the yield on the
                                                 Deposit. Accordingly, the excess of the quarterly payments on the
                                                 Reset PERQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the holders' entry into the Forward Contract (the "Contract Fees").
                                                 Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the Reset
                                                 PERQS, we will allocate 100% of the Issue Price of the Reset PERQS to the Deposit and none to the Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the Reset PERQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the Reset PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Reset PERQS or instruments similar to the
                                                 Reset PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Reset PERQS. Due to the absence of authorities that directly address instruments that are similar to the Reset PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Reset PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an
                                                 investment in the Reset PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the
                                                 characterization described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Reset PERQS (including alternative characterizations of the Reset PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                                 U.S. Holders

                                                 As used herein, the term "U.S. Holder" means an owner of a Reset
                                                 PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                                 Tax Treatment of the Reset PERQS

                                                 Assuming the characterization of the Reset PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.


                                                       PS-23




                                                 Quarterly Payments on the Reset PERQS. To the extent attributable to the yield on the Deposit, quarterly payments on the Reset PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the Reset PERQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S.
                                                 federal income tax purposes.

                                                 Tax Basis.  Based on our determination set forth above, the U.S.
                                                 Holder's tax basis in the Forward Contract will be zero, and the
                                                 U.S. Holder's tax basis in the Deposit will be 100% of the Issue
                                                 Price.

                                                 Settlement of the Forward Contract. Upon maturity of the Forward
                                                 Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of
                                                 Qualcomm Stock, and the U.S. Holder would not recognize any gain or loss with respect to any Qualcomm Stock received. With respect to any cash received upon maturity, a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may
                                                 be.

                                                 With respect to any Qualcomm Stock received upon maturity, the U.S.
                                                 Holder would have an adjusted tax basis in the Qualcomm Stock equal to the pro rata portion of the Forward Price allocable to it. The allocation of the Forward Price between cash and Qualcomm Stock should be based on the amount of the cash received and the relative fair market value of Qualcomm Stock as of the Maturity Date. The holding period for any Qualcomm Stock received would start on the day after the maturity of the Reset PERQS.

                                                 U.S. Holders should note that while any accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Forward Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S.
                                                 Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a Reset PERQS.


                                                       PS-24


                                                 Sale or Exchange of the Reset PERQS. Upon a sale or exchange of a
                                                 Reset PERQS prior to the maturity of the Reset PERQS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and the U.S.
                                                 Holder's tax basis in the Reset PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the Reset PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the
                                                 Deposit, which would be taxed as described under "--Quarterly
                                                 Payments on the Reset PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract
                                                 Fees upon the sale or exchange of a Reset PERQS.

                                                 Possible Alternative Tax Treatments of an Investment in the
                                                 Reset PERQS

                                                 Due to the absence of authorities that directly address the proper characterization of the Reset PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the
                                                 characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax
                                                 consequences of owning a Reset PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent
                                                 Payment Regulations").

                                                 If the IRS were successful in asserting that the Contingent Payment
                                                 Regulations applied to the Reset PERQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. In addition, a U.S. Holder would recognize income upon maturity of the Reset PERQS to the extent that the value of
                                                 Qualcomm Stock and cash (if any) received exceeds the adjusted issue price. Furthermore, any gain realized with respect to the
                                                 Reset PERQS would generally be treated as ordinary income.

                                                 Even if the Contingent Payment Regulations do not apply to the
                                                 Reset PERQS, other alternative federal income tax characterizations or treatments of the Reset PERQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the Reset PERQS. It is possible, for example, that a Reset PERQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax
                                                 consequences of an investment in the Reset PERQS.


                                                       PS-25


                                                 Constructive Ownership

                                                 Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership"
                                                 in that property, with the result that all or a portion of the long term capital gain recognized or deemed to be recognized (as described below) by such taxpayer with respect to the derivative position would be recharacterized as ordinary income. Although
                                                 Section 1260 in its current form does not apply to the Reset PERQS,
                                                 Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Reset PERQS. If Section 1260 were to apply to the Reset PERQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain (if any)
                                                 recognized by such U.S. Holder on sale or maturity of a Reset PERQS as ordinary income, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired the underlying stock itself on the issue date of the Reset PERQS and disposed of the underlying stock upon disposition (including retirement) of the Reset PERQS. Section 1260, if applicable, would require a U.S. Holder that receives shares of Qualcomm Stock at maturity to recognize as ordinary income the amount that would have been treated as ordinary income according to the rule described in the preceding sentence, if the U.S. Holder had sold the Reset PERQS at maturity for fair market value. In addition, Section 1260 would impose an interest charge on the gain (or deemed gain) that was recharacterized on the sale or maturity of the Reset PERQS.

                                                 Backup Withholding and Information Reporting

                                                 A U.S. Holder of a Reset PERQS may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer
                                                 identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.


                                                       PS-26
























                        MORGAN STANLEY DEAN WITTER & CO.